                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                       STATION CASINOS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                             STATION CASINOS, INC.
                            2411 WEST SAHARA AVENUE
                            LAS VEGAS, NEVADA 89102

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 20, 1996
                TO BE HELD AT THE PALACE STATION HOTEL & CASINO
                            2411 WEST SAHARA AVENUE
                            LAS VEGAS, NEVADA 89102

To the Stockholders:

    NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Station Casinos, Inc. (the "Company") will be held at Palace Station Hotel & Casino on Tuesday, August 20, 1996 at 10:00 a.m. local time, for the following purposes:

        1.   To elect three  directors to serve for a  term of three years until
    the  1999  Annual  Meeting  of  Stockholders  and  until  their   respective
    successors have been duly elected and qualified;

        2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 1997 fiscal year;

        3. To approve a proposed amendment to the Company's Stock Compensation Program, increasing the maximum aggregate number of shares of the Company's common stock subject to the Stock Compensation Program and to qualify the Stock Compensation Program for certain tax benefits; and

        4. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Holders of the Company's common stock, par value $.01 per share, at the close of business on July 18, 1996, the record date fixed by the Company's board of directors (the "Board of Directors"), are entitled to notice of and to vote at the Annual Meeting. The Board of Directors urges all stockholders of record to exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the following Proxy Statement, the enclosed proxy card and the Annual Report to Stockholders.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SPECIFY YOUR VOTE ON THE ACCOMPANYING PROXY CARD AND SIGN, DATE AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE.

    Your prompt response will be appreciated.

                                          By Order of the Board of Directors,

                                          /s/ SCOTT M. NIELSON
     ---------------------------------------------------------------------------
                                          Scott M. Nielson
                                          SECRETARY

Las Vegas, Nevada
July 19, 1996

                             STATION CASINOS, INC.
                            2411 WEST SAHARA AVENUE
                            LAS VEGAS, NEVADA 89102

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    The accompanying proxy is solicited by the board of directors (the "Board of Directors") of Station Casinos, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on Tuesday, August 20, 1996 (the "Annual Meeting") to be held at 10:00 a.m. local time at Palace Station Hotel & Casino, 2411 West Sahara Avenue, Las Vegas, Nevada 89102. This Proxy Statement, the enclosed form of proxy and the Annual Report to Stockholders are being sent to stockholders on or about July 19, 1996.

    At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

     ITEM I: The election of three directors to serve until the 1999 Annual Meeting.

     ITEM II: A proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 1997 fiscal year.

     ITEM III: A proposed amendment to the Company's Stock Compensation Program, increasing the maximum aggregate number of shares of the Company's common stock subject to the Stock Compensation Program and qualifying the Stock Compensation Program for certain tax benefits.

    Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting.

    The 1996 Annual Report to Stockholders that accompanies this Proxy Statement is not to be regarded as proxy soliciting material.

    The Board of Directors believes that the election of its director nominees and the approval of the proposals contained in Items II and III are in the best interests of the Company and its stockholders and recommends to the stockholders the approval of each of the nominees and of the proposals contained in Items II and III.

                                     VOTING

    Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR the proposals contained in Items II and III, with respect to any other matter that may properly come before the meeting, in the discretion of the persons voting the respective proxies.

    The cost of preparing, assembling and mailing the proxy materials will be borne by the Company. The Company has retained Continental Stock Transfer & Trust Company to solicit proxies at an estimated cost of $30,000.

    Only holders of record at the close of business on July 18, 1996 (the "Record Date") of the Company's common stock, $.01 par value (the "Common Stock"), will be entitled to vote at the Annual Meeting. On the Record Date, there were 35,318,057 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

VOTE REQUIRED

    The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Nevada law, the Company's Amended and Restated Articles of Incorporation and the Company's Restated Bylaws, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

    Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 1997 fiscal year and approval of the proposal to amend the Company's Stock Compensation Program to increase the maximum aggregate number of shares of Common Stock subject to the Stock Compensation Program and to qualify the Stock Compensation Program for certain tax benefits each require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Under Nevada law, the Company's Amended and Restated Articles of Incorporation and the Company's Restated Bylaws, each abstention and broker non-vote on this proposal has the same legal effect as a vote against such proposal.

    The stockholders of the Company have no dissenters or appraisal rights in connection with any of Items I, II or III.

                                     ITEM I
                       NOMINEES FOR ELECTION OF DIRECTORS

    The Company's Amended and Restated Articles of Incorporation and Restated Bylaws require that the number of directors on the Board of Directors be not less than three (3) nor more than fifteen (15). Currently, the Board of Directors has fixed the number of directors at seven (7). The Board of Directors presently consists of the following persons: Frank J. Fertitta III, Glenn C. Christenson, Blake L. Sartini, R. Hal Dean, Lorenzo J. Fertitta, Lowell H. Lebermann, Jr. and Delise F. Sartini. The Board of Directors is staggered into three classes. Class I consists of R. Hal Dean and Lowell H. Lebermann, Jr., whose terms expire in 1997. Class II consists of Glenn C. Christenson and Blake
L. Sartini, whose terms expire in 1998. Class III consists of Frank J. Fertitta III, Lorenzo J. Fertitta, and Delise F. Sartini, whose terms expire in 1996. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

    At the Annual Meeting three directors are to be elected to serve until the 1999 Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the re-election of the three nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

    The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

    FRANK J. FERTITTA III. Mr. Fertitta has served as Chairman of the Board of the Company since February 1993, Chief Executive Officer since July 1992 and President of the Company since 1989. He has held senior management positions since 1985, when he was named General Manager of Palace

Station Hotel & Casino, a subsidiary of the Company ("Palace Station"). He was elected a director of the company in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. Mr. Fertitta co-founded and has been a member of the Board of Directors of Southwest Services, Inc., a subsidiary of the Company ("Southwest Services") since 1990. In 1992, he co-founded St. Charles Riverfront Station, Inc., a subsidiary of the Company ("St. Charles Station") and has served as Chairman of the Board of Directors of that company since that time.

    LORENZO J. FERTITTA. Mr. Fertitta has served as a director of the Company since 1991. He has served as President and Chief Executive Officer of Fertitta Enterprises, Inc. since June 1993, where he is responsible for managing an investment portfolio consisting of marketable securities and real property. From time to time, the investment portfolio contains investments in other gaming operations. Mr. Fertitta was a co-founder of Southwest Services in 1986, of Southwest Gaming Services, Inc., a subsidiary of the Company ("Southwest Gaming") in 1990 and of St. Charles Station in 1992 and has served on their respective boards since their inception. From 1991 to 1993, he served as Vice President of the Company.

    DELISE F. SARTINI. Ms. Sartini was appointed a director of the company on August 30, 1995. She has served as Vice President of Community Affairs at Palace Station in excess of five years. Ms. Sartini was a co-founder of Southwest Services in 1986, of Southwest Gaming in 1990 and of St. Charles Station in 1992. Ms. Sartini is involved in various charitable organizations and serves on the Board of Directors of St. Jude's Ranch for Children.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

             NAME                  AGE                               POSITION
- ------------------------------     ---     ------------------------------------------------------------
Frank J. Fertitta III*             34      Chairman of the Board, President, Chief Executive Officer
                                            and Director

Joseph J. Canfora                  37      Executive Vice President and President -- Missouri
                                            Operations

Glenn C. Christenson               46      Executive Vice President, Chief Financial Officer, Treasurer
                                            and Director

Scott M. Nielson                   38      Executive Vice President, General Counsel and Secretary

Blake L. Sartini*                  36      Executive Vice President, President -- Nevada Operations and
                                            Director

R. Hal Dean                        80      Director

Lorenzo J. Fertitta*               27      Director

Lowell H. Lebermann, Jr            57      Director

Delise F. Sartini*                 36      Director

- ------------------------
* Frank J. Fertitta III and Lorenzo J. Fertitta are brothers and Delise F. Sartini is their sister. Delise F. Sartini is married to Blake L. Sartini.

    Set forth below are the Class I and Class II directors whose terms do not expire this year and executive officers of the Company, along with certain information regarding these individuals.

    JOSEPH J. CANFORA. Mr. Canfora was appointed Executive Vice President of the Company in February 1994 and President -- Missouri Operations in August 1995 under a new five-year employment contract. From 1990 to 1993, Mr. Canfora served as Vice President and from 1990 to 1995 he served as Chief Operating Officer. He has served as President of St. Charles Station since December 1993. From 1990 to 1992, he held the position of Vice President and General Manager of Palace Station. Since 1984 Mr. Canfora has held several positions with the Company including Food & Beverage Director (1984-1985), Director of Operations (1985-1990) and Vice President of Operations (1990-1992). Prior to joining the Company, Mr. Canfora held management positions at Binion's Horseshoe, the Maxim Hotel and Casino and the Aladdin Hotel and Casino.

    GLENN C. CHRISTENSON. Mr. Christenson was appointed Executive Vice President of the Company in February 1994. From 1989 to 1993, he served as Vice President. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director since 1993. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. Mr. Christenson has served on the Board of Directors of the Nevada Resort Association and was Chairman of the Nevada Resort Associations's Internal Revenue Service ("IRS") Liaison Committee.

    SCOTT M. NIELSON. Mr. Nielson was appointed Executive Vice President of the Company in June 1994. In 1991 he was appointed General Counsel and in 1992 he was appointed Secretary of the Company. From 1991 through June 1994, he served as Vice President of the Company. From 1986 to

1991, Mr. Nielson was in private legal practice, most recently as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey, where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

    BLAKE L. SARTINI. Mr. Sartini was appointed Executive Vice President of the Company and President-Nevada Operations in February 1994. From 1991 to 1993, he served as Vice President of Gaming Operations. He has served as a director since 1993 and has over 10 years of experience in the hotel and casino industry. From 1985 to 1990, Mr. Sartini held various management positions at the Company, and he co-founded and has been a member of the Board of Directors of Southwest Services since 1990. He has served as President of Southwest Gaming since January 1993. In 1992, he co-founded St. Charles Station and serves as its Vice President.

    R. HAL DEAN. Mr. Dean has served as a director of the Company since June 1993 and is chairman of the Human Resources Committee. Mr. Dean presently is a member of the Board of Directors of the Civic Center Redevelopment Corp. of St. Louis, Missouri (from 1968) and of LaBarge, Inc. (from 1984) in St. Louis. Mr. Dean retired in 1981 from the Ralston Purina Company, having served 43 years in various capacities including Chairman of the Board (1968-1980) and Chief Executive Officer (1964-1980). Mr. Dean has served on several other Boards of Directors including those of Gulf Oil Corp., Pittsburgh, Pennsylvania (1970-1985), Chase Manhattan Bank International Advisory Group, New York, New York (1965-1970), Mercantile Trust Co., St. Louis, Missouri (1969-1987), General American Life Insurance Co., St. Louis, Missouri (1972-1987), Barnes Hospital, St. Louis, Missouri (1979-1985) and Chevron Corp., San Francisco, California (1985-1989).

    LOWELL H. LEBERMANN, JR. Mr. Lebermann has served as a director of the Company since October 1993 and is chairman of the Audit Committee. Mr. Lebermann presently is a member of the Executive Committee of Valero Energy Corp. as well as the President and sole owner of Centex Beverage, Inc., a wholesale distributor of domestic and imported beverages. He is a former member of the Board of Directors of First City National Bank of Austin, Texas (1978-1988). He is currently Vice Chairman, Board of Regents, for the University of Texas System. He was also a former Council member for the City of Austin, Texas (1971-1977), and a former member of the Board of Directors of the Texas Workers' Compensation Fund (1971-1993).

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors met ten times during fiscal 1996. The Board of Directors has standing Audit and Human Resources Committees. The Board of Directors does not have a standing Nominations Committee. None of the members of the Board of Directors attended less than 75% of the meetings of the Board of Directors held or of the total number of meetings held by all committees of the Board of Directors on which various members served during the fiscal year ended March 31, 1996. The current members of each of the Board of Directors' committees are listed below.

THE AUDIT COMMITTEE

    The current members of the Audit Committee are Lowell H. Lebermann, Jr., Chairman, and R. Hal Dean. During the 1996 fiscal year, the Audit Committee met once.

    The Audit Committee, comprised solely of outside directors, meets periodically with the Company's independent public accountants, management and internal auditors to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal control, regulatory compliance and other matters; advises the Board of Directors on matters related to accounting and auditing; and reviews management's selection of independent public accountants. The independent public accountants and the internal auditors have complete access to the Audit Committee without management present to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

THE HUMAN RESOURCES COMMITTEE

    The current members of the Human Resources Committee are R. Hal Dean, Chairman, and Lowell H. Lebermann, Jr. The Human Resources Committee met six times during fiscal 1996.

    The Human Resources Committee, currently comprised solely of outside directors, reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern officers and key employees of the Company. The Human Resources Committee also reviews and takes action regarding grants of options and restricted shares to employees that are issued under the Stock Option Program, other than awards under the Nonemployee Directors Plan.

COMPENSATION OF DIRECTORS

    Directors who are not directly or indirectly affiliated with the Company received a fee of $1,500 for each board meeting attended, $750 for each committee meeting attended, and a monthly fee of $3,000. All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors. All directors are eligible to participate in the Company's Stock Compensation Program. See "Stock Compensation Program" as described hereinafter.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In fiscal 1996, the Human Resources Committee consisted of R. Hal Dean and Lowell Lebermann, Jr., both outside directors of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Executive officers, directors and 10% stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during fiscal 1996 with the following exceptions: Mr. Frank J. Fertitta III filed four late reports covering transactions with respect to a number of gifts, a stock purchase, the grant of stock options and the modification of the terms of certain options. Mr. Joseph
J. Canfora filed a late report covering transactions with respect to a stock option grant and a repricing transaction. Mr. Glenn C. Christenson filed a late report covering transactions with respect to a stock option grant and a repricing transaction. Mr. Blake L. Sartini filed eight late reports covering transactions with respect to a number of gifts, stock options and a stock purchase. Mr. Scott M. Nielson filed a late report covering transactions with respect to a stock option grant and a repricing transaction. Mr. Lorenzo J. Fertitta filed five late reports covering transactions with respect to a number of gifts, a stock purchase and an expiration of stock options. Mrs. Delise F. Sartini filed seven late reports covering transactions with respect to a number of gifts, the grant of stock options, the repricing of stock options and a stock purchase. Mr. R. Hal Dean filed two late reports covering three transactions. Mr. Lowell H. Lebermann, Jr. filed two late reports covering two transactions.

LEGAL PROCEEDINGS INVOLVING DIRECTORS, OFFICERS, AFFILIATES OR BENEFICIAL OWNERS

    No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest thereto.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of May 31, 1996 certain information regarding the shares of Common Stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, by each director and named executive officer and by all executive officers and directors as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                   NUMBER (2)    PERCENT OF CLASS
- ------------------------------------------------------------------------  -------------  -----------------
Frank J. Fertitta III...................................................      5,714,902           15.7

Blake L. Sartini (3)....................................................      4,728,881           13.0

Lorenzo J. Fertitta.....................................................      4,686,444           12.9

Delise F. Sartini (3)...................................................      4,634,307           12.7

Glenn C. Christenson....................................................        124,330          *

Joseph J. Canfora.......................................................        119,251          *

Scott M. Nielson........................................................        121,161          *

R. Hal Dean.............................................................         29,265          *

Lowell H. Lebermann, Jr.................................................         16,000          *

Executive Officers and Directors as a Group (9 persons).................     15,550,472           42.8

- ------------------------
 *  Less than one percent

(1) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. The address of each of the stockholders named in this table is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102.

(2) Of the total number of shares reported in this table, the following are the approximate number of vested options beneficially owned by each individual in the table: Frank J. Fertitta III 571,205; Blake L. Sartini 104,812; Lorenzo J. Fertitta 69,300; Delise F. Sartini 10,238; Glenn C. Christenson 91,130; Joseph J. Canfora 98,251; Scott M. Nielson 77,161; R. Hal Dean 17,500 and Lowell H. Lebermann, Jr. 15,000.

(3) Reflects beneficial ownership shared by Blake and Delise Sartini. Blake and Delise Sartini do not, however, share beneficial ownership of the vested options reflected in note (2) and thus have different total ownership figures.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) for services rendered to the Company in all capacities during the fiscal years ended March 31, 1996, 1995 and 1994.

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                            ANNUAL COMPENSATION           ----------------------------
                                   -------------------------------------  OTHER ANNUAL    RESTRICTED    SECURITIES     ALL OTHER
                                                 SALARY                   COMPENSATION   STOCK AWARDS   UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR        ($)(1)     BONUS ($)(2)     ($)(3)         ($)(4)      OPTIONS (5)     ($)(6)
- ---------------------------------  ---------  ------------  ------------  -------------  -------------  -----------  -------------
Frank J. Fertitta III ...........       1996   $  959,423    $  365,000            --              --      106,027     $ 135,812
 Chairman of the Board, President       1995      901,231       215,000            --     $ 1,350,000      125,000        18,418
 and Chief Executive Officer            1994      853,269       365,000            --              --      750,000        18,418

Joseph J. Canfora ...............       1996      374,731       115,000            --              --      182,894       299,896
 Executive Vice President and           1995      274,965       100,500            --         324,000       40,000        12,337
 President -- Missouri Operations       1994      227,861       115,000            --              --      150,000        10,250

Glenn C. Christenson ............       1996      392,312       130,000            --              --      174,713       110,938
 Executive Vice President, Chief        1995      274,965       100,500            --         324,000       40,000        15,904
 Financial Officer and Treasurer        1994      227,861       115,000            --              --      135,000        18,761

Scott M. Nielson ................       1996      342,365        95,000            --              --      145,223        57,056
 Executive Vice President,              1995      248,750        90,000            --         270,000       25,000            --
 General Counsel and Secretary          1994      215,423       115,000            --              --      120,000            --

Blake L. Sartini ................       1996      367,038       115,000        73,416              --       39,063        77,539
 Executive Vice President and           1995      253,500        90,000        73,993         216,000       32,500        20,728
 President -- Nevada Operations         1994      243,000       115,000        70,799              --      120,000        20,728

- ------------------------------
(1) For the fiscal years ended March 31, 1996 and 1995, amounts include salary deferred under the Company's Deferred Compensation Plan of $70,369 and $51,421 for Mr. Fertitta, $37,476 and $15,187 for Mr. Canfora, $0 and $10,803 for Mr. Christenson, and $34,240 and $15,550 for Mr. Nielson.

(2) Each of Messrs. Fertitta, Canfora, Christenson, Nielson and Sartini is entitled to a minimum annual bonus equal to 5% of his base salary under his employment agreement. Amounts shown are the amounts earned for the fiscal years without consideration as to the year of payment. For fiscal year ended March 31, 1996 and 1995, amounts include bonuses deferred under the Company's Deferred Compensation Plan of $21,500 and $14,783 for Mr. Fertitta, $55,050 and $32,500 for Mr. Canfora, $100,000 and $39,782 for Mr.
     Christenson, $9,000 and $15,000 for Mr. Nielson and $0 and $15,000 for Mr. Sartini.

(3) For the fiscal years ended March 31, 1996, 1995 and 1994, Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported, except for Blake L. Sartini during the fiscal years ended March 31,1996, 1995 and 1994. The Company provides certain perquisites, including certain personal services, to the named executive officers. For the fiscal years ended March 31, 1996, 1995 and 1994, the costs of providing these services were approximately $55,000, $52,000 and $42,000 respectively, for Mr. Sartini.

(4) As of March 31, 1996, the total number of shares of restricted stock held by Messrs. Fertitta, Canfora, Christenson, Nielson and Sartini, and the value of such shares as of such date, was 75,000, 18,000, 18,000, 15,000 and 12,000, and $871,875, $209,250, $209,250, $174,375 and $139,500,
     respectively. The shares of restricted stock vest 20% per year through April 4, 1999. Holders of shares of restricted stock will receive dividends, if any, declared on the Company's shares of Common Stock.

(5) On May 1, 1995, the Company undertook a repricing of option shares previously granted in 1995 and 1994 at exercise prices ranging from $13 per share to $20 per share. Messrs. Canfora, Christenson and Nielson had 190,000, 175,000 and 145,000 option shares cancelled and 143,831, 132,860, and 108,951 option shares issued at an exercise price of $12 per share to replace the cancelled option shares.

(6) These amounts represent premiums for life and disability insurance policies provided by the Company. For fiscal year 1996 these amounts represent "split dollar" life insurance premiums for Messrs. Fertitta, Canfora, Christenson, Nielson and Sartini. The "split-dollar" life insurance premiums have been pro-rated from August 15, 1995, the date of the contract, through March 31, 1996. The policy premiums will be returned to the Company through the cash surrender value upon termination of the agreement or in the form of death benefit proceeds. For fiscal year 1996, $250,000 of Mr. Canfora's amount was a one-time bonus in connection with his relocation to Missouri pursuant to his employment contract dated October 1995.

OPTIONS GRANTED IN FISCAL 1996

    The following table provides information related to options to purchase the Company's Common Stock granted to the named executive officers (the "Executive Officers") during the fiscal year ended March 31, 1996 and the number and value of such options held as of the end of such fiscal year.

                                                                                               POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                                        VALUE AT ASSUMED
                               ------------------------------------                                   ANNUAL
                                   NUMBER OF         % OF TOTAL                                RATES OF STOCK PRICE
                                  SECURITIES           OPTIONS                                   APPRECIATION FOR
                                  UNDERLYING         GRANTED TO      EXERCISE OR                   OPTION TERM
                                    OPTIONS         EMPLOYEES IN     BASE PRICE   EXPIRATION  ----------------------
NAME                           GRANTED (#)(1)(2)   FISCAL YEAR (3)    ($/SHARE)      DATE       5% ($)     10% ($)
- -----------------------------  -----------------  -----------------  -----------  ----------  ----------  ----------
Frank J. Fertitta III........        106,027               6.65%      $  14.375     05/31/05  $  958,522  $2,429,084
Joseph J. Canfora............        143,831               9.03          12.000     04/30/05   1,085,455   2,750,755
                                      39,063               2.45          14.375     05/31/05     353,144     894,935
Glenn C. Christenson.........        132,860               8.34          12.000     04/30/05   1,002,659   2,540,935
                                      41,853               2.63          14.375     05/31/05     378,366     958,854
Scott M. Nielson.............        108,951               6.84          12.000     04/30/05     822,224   2,083,678
                                      36,272               2.28          14.375     05/31/05     327,912     830,993
Blake L. Sartini.............         39,063               2.45          14.375     04/30/05     353,144     894,935

- ------------------------
(1) Messrs. Canfora, Christenson and Nielson had 190,000, 175,000 and 145,000 option shares repriced, respectively, and such options were cancelled for new option shares in the amount of 143,831, 132,860 and 108,951, respectively, priced at an exercise price of $12 per share. The repricing was approved by the Company's Human Resource Committee of the Board of Directors (see Repricing of Stock Options below).

(2) Executives receive options pursuant to the Company's Stock Compensation Program described elsewhere in this Proxy Statement. The material terms of that program related to recipients, grant timing, number of options, option price and duration are determined by the Program Administrators, subject to certain limitations.

(3) Including options of all employees that were granted in the repricing during the fiscal year (see Repricing of Stock Options below).

FISCAL YEAR END OPTION VALUES

    The following table provides information related to options to purchase the Company's Common Stock held by the Executive Officers at the end of the fiscal year ended March 31, 1996. There were no exercises of options to purchase the Company's Common Stock during the fiscal year ended March 31, 1996.

                         FISCAL YEAR END OPTION VALUES

                                                                                 NUMBER OF SECURITIES
                                                                                UNDERLYING UNEXERCISED
                                                                                  OPTIONS AT FISCAL
                                                                                   YEAR END (#)(1)
                                                                              --------------------------
NAME                                                                          EXERCISABLE  UNEXERCISABLE
- ----------------------------------------------------------------------------  -----------  -------------
Frank J. Fertitta III.......................................................     400,000        581,027
Joseph J. Canfora...........................................................      67,161        115,731
Glenn C. Christenson........................................................      61,127        113,584
Scott M. Nielson............................................................      52,507         92,715
Blake L. Sartini............................................................      72,500        119,063

- ------------------------
(1) At March 31, 1996, no options granted were in-the-money.

REPRICING OF STOCK OPTIONS

    In May 1995, the Human Resources Committee authorized the "repricing" of all of the Company's outstanding stock options, other than options held by the Company's major stockholders, Frank J. Fertitta III, Blake L. Sartini and Lorenzo J. Fertitta, and by the Company's outside directors, R. Hal Dean and
Lowell H. Lebermann, Jr. Pursuant to the repricing, options to purchase an aggregate of 1,116,500 shares of Common Stock at exercise prices ranging from $13.00 per share to $20.00 per share were cancelled and options ("replacement options") to purchase an aggregate of 872,680 shares of Common Stock at an exercise price of $12.00 per share (the market value on the date of the repricing) were issued in lieu thereof. Except for the reduced number of option shares and exercise price, the vesting periods and other terms of the options were not changed. Immediately after the repricing, replacement options to purchase an aggregate of 258,410 shares were vested. The number of replacement options was determined based upon the Black-Scholes valuation model, so that the expected value of the replacement options equalled the expected value of the options being cancelled. The Human Resources Committee believes that the repricing was necessary in light of competitive conditions in the gaming industry to retain and provide incentives to key management personnel.

                           TEN YEAR OPTION REPRICING

                                    NUMBER OF    NUMBER OF     MARKET
                                   SECURITIES   SECURITIES    PRICE OF                                    LENGTH OF
                                   UNDERLYING   UNDERLYING    STOCK AT      EXERCISE         NEW       ORIGINAL OPTION
                         DATE OF     OPTIONS     REPRICED      TIME OF    PRICE AT TIME   EXERCISE    TERM REMAINING AT
NAME                    REPRICING   CANCELLED     OPTIONS     REPRICING   OF REPRICING      PRICE     DATE OF REPRICING
- ----------------------  ---------  -----------  -----------  -----------  -------------  -----------  -----------------
Joseph J. Canfora.....  05/01/95      150,000      109,705    $   12.00     $   20.00     $   12.00         8 years
                        05/01/95       30,000       24,742    $   12.00     $   18.00     $   12.00         9 years
                        05/01/95       10,000        9,384    $   12.00     $   13.00     $   12.00         9 years
Glenn C. Christenson..  05/01/95      135,000       98,734    $   12.00     $   20.00     $   12.00         8 years
                        05/01/95       30,000       24,742    $   12.00     $   18.00     $   12.00         9 years
                        05/01/95       10,000        9,384    $   12.00     $   13.00     $   12.00         9 years
Scott M. Nielson......  05/01/95      120,000       87,764    $   12.00     $   20.00     $   12.00         8 years
                        05/01/95       20,000       16,495    $   12.00     $   18.00     $   12.00         9 years
                        05/01/95        5,000        4,692    $   12.00     $   13.00     $   12.00         9 years

EMPLOYMENT AGREEMENTS

    The Company and each of Frank J. Fertitta III, Joseph. J. Canfora, Glenn C. Christenson, Scott M. Nielson and Blake L. Sartini are parties to employment agreements (the "Employment Agreements") pursuant to which Mr. Fertitta has agreed to serve as the President and Chief Executive Officer through May 1, 1998, Mr. Canfora has agreed to serve as Executive Vice President and President
- -- Missouri Operations through October 1, 2000, Mr. Christenson has agreed to serve as the Executive Vice President, Chief Financial Officer and Treasurer
through May 1, 1998, Mr. Nielson has agreed to serve as Executive Vice President, General Counsel and Secretary of the Company through November 30, 1999 and Mr. Sartini has agreed to serve as Executive Vice President and
President  --  Nevada  Operations  through  November  30,  1999  (together   the
"Executive Officers"). The Employment Agreements provide that the Executive Officers shall devote reasonable time and attention to the business and affairs of the Company. Mr. Fertitta's Employment Agreement does not prohibit Mr.
Fertitta from engaging in any business or assisting any other entity in competition with the Company during the term of his employment and does not
affect  continuation  of  his  health  and  welfare  benefits  thereafter.   The
Employment Agreements are subject to automatic 60-month extensions after completion of their respective terms, unless terminated by the Company or the respective Executive Officer. Each Employment Agreement provides for a base salary (to be adjusted upward by the consumer price index as of January 1 of each calendar year), an annual cash bonus in an amount determined by the Board of Directors of the Company of at least 5% of the Executive Officer's base salary as of January 1 of each calendar year, or as of April 1 in the case of Mr. Canfora and the inclusion of the Executive Officer in all plans and programs of the Company made available to the Company's Executive Officer or salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, surgical and major medical coverage, long-term disability, vacations and holidays. As of June 1, 1996 and retroactive to April 1, 1996, Mr. Fertitta's annual base salary is $1,000,000, Mr. Canfora's annual base salary is $420,000, Mr. Christenson's annual base salary is $450,000, Mr. Nielson's annual base salary is $375,000 and Mr. Sartini's annual base salary is $420,000. The Executive Officers will also be entitled to life insurance and certain other benefits and perquisites in addition to those made available to the Company management generally. These other benefits include participation in the Supplemental Executive Retirement Plan in the case of Mr. Fertitta, and participation in the Supplemental Management Retirement Plan in the case of Messrs. Canfora, Christenson, Nielson and Sartini. Additionally, each of the Executive Officers is a participant in the Company's Special Long-Term Disability Plan. Mr. Canfora, Mr. Christenson, Mr. Nielson and Mr.
Sartini   also  participate  in  the  Company's  Long-Term  Stay-On  Performance
Incentive Plan.

    In the event that an Executive Officer's employment is terminated as a result of his death or Disability (as defined in his Employment Agreement), the Executive Officer or his legal representative will receive, among other payments, all amounts owed the Executive Officer under his Employment Agreement as of the date of his death or Disability, including a pro-rated bonus, and his then-current salary for 24 months, in the case of Mr. Fertitta, or 12 months, in the case of the other Executive Officers, or until his disability insurance payments begin. In the event an Executive Officer's employment is terminated (i) by the Company other than for Cause (as defined in his Employment Agreement) or Disability or (ii) by the Executive Officer for Good Reason (as defined in his Employment Agreement), (including the Company's failure to perform certain material obligations under his Employment Agreement, a material reduction in the Executive Officer's responsibilities, a Change of Control (as defined in his Employment Agreement) or the Company's refusal to extend the initial term of the Executive Officer's Employment Agreement), the Executive Officer will receive the amounts payable under his Employment Agreement as of the date of termination, including a prorated bonus, plus a lump sum payment equal to three times his base salary and a payment equal to his average annual bonus over the past three years, in the case of Mr. Fertitta, or a lump sum payment equal to two times his base salary and a payment equal to his average annual bonus over the past three years, in the case of the other Executive Officers, any deferred bonus, expense reimbursement and continuation of his health and welfare benefits, at the level in effect at the time of his termination of employment through the end of the 60th month, in the case of Mr. Fertitta, or the 36th month, in the case of the other Executive Officers, following such termination, or the economic equivalent. The Executive Officers will be obligated to provide consulting services to the Company during the period covered by any such payment. Immediately upon a Change of Control, each Executive Officer will receive a payment equal to three times his base amount (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) less one dollar. Additionally, in the event an Executive Officer's employment is terminated within 24 months following a Change of Control, either without Cause (as defined in the Employment Agreement) or by the Executive Officer for Good Reason (other than based on a Change of Control), the Executive Officer will be entitled to five times, in the case of Mr. Fertitta, or three times, in the case of the other Executive Officers, an amount to equal to (i) the greater of (x) his annual base salary at the time of the Change of Control or (y) his annual base salary at the time of termination of his employment plus (ii) five times, in the case of Mr. Fertitta, or three times, in the case of the other Executive Officers, an amount equal to the highest annual bonus received by such Executive Officer within three years preceding the termination of his employment, immediate vesting of any restricted stock of the Company held in the Executive's name or for his benefit, immediate vesting of any stock options and/or stock appreciation rights granted by the Company, immediate cash-out of any phantom stock units granted to the Executive or immediate vesting and pay out of incentive share units and continuation of all employee benefits and perquisites for a period of 60 months, in the case of Mr. Fertitta, or 36 months, in the case of the other Executive Officers, following such termination of employment, or the economic equivalent thereof. In certain circumstances, if any payments pursuant to the termination of employment provisions of the Employment Agreements constitute certain payments subject to limitations under Section 280G of the Code, each Executive Officer will receive a payment equal to three times his base amount (as defined in Section 280G of the Code) less one dollar. However, not all Change of Control termination benefits may be subject to the limitations imposed by Section 280G of the Code because the definition of Change of Control contained in the Employment Agreements covers more events than the definition of Change of Control contained in Section 280G of the Code. Certain provisions of the Employment Agreements could have the effect of delaying or preventing a Change of Control of the Company.

STOCK COMPENSATION PROGRAM

    The Company has adopted a Stock Compensation Program (the "Program") which includes: (i) an Incentive Stock Option Plan providing for the grant of incentive stock options, (ii) a Compensatory Stock Option Plan providing for the grant of nonqualified stock options, (iii) a Restricted Shares Plan providing for the grant of restricted shares of Common Stock and (iv) a Nonemployee Directors Stock Option Plan under which directors who are not employees of the Company are granted nonqualified stock options. Officers, key employees, directors (whether employees or non-employees) and independent contractors or consultants of the Company or its subsidiaries are eligible to participate in the Compensatory Stock Option Plan and the Restricted Shares Plan. However, only employees of the Company and it subsidiaries are eligible to participate in the Incentive Stock Option Plan. Only non-employee directors are eligible to participate in the Nonemployee Directors Stock Option Plan.

    The Program is administered by a committee of at least two disinterested directors (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (the "Program Administrators") appointed by the Board of Directors. Subject to the provisions of the Program, the Program Administrators have sole authority, in their absolute discretion to determine, except with regard to awards under the Nonemployee Directors Plan: (a) the individuals to whom options and restricted shares shall be granted under the Program; (b) the time or times at which the options and restricted shares may be granted under the Program; (c) the number of shares subject to each option and restricted share, the option price and the duration of each option granted under the Program; and (d) all of the other terms and conditions of options and restricted shares granted under the Program.

    Under the Nonemployee Directors Plan, each nonemployee director receives options to acquire shares of the Company's Common Stock pursuant to the following formula: (a) 10,000 shares of Common Stock upon the effective date of his or her initial appointment to serve as a member of the Board of Directors and (b) an additional 2,500 shares of Common Stock upon each anniversary of such date if the nonemployee director is a member of the Board of Directors on such anniversary. The options are exercisable immediately and will expire on the tenth anniversary of the grant. The exercise price of the options is the fair market value of the shares at the time of the grant of the option.

    A maximum of 3,517,500 shares of Common Stock have been reserved for issuance under the Program. If the proposal to increase the number of shares subject to the Program is approved by stockholders under this Proxy Statement, an additional 2,789,500 shares of Common Stock will be subject to the Program. As of March 31, 1996, the Company has granted options to purchase an aggregate of 2,697,012 shares of Common Stock under the Program, 993,032 of which were exercisable as of such date. The Program will terminate on May 21, 2003, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Program after such date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The   following  is  a  general  summary   of  certain  federal  income  tax
consequences applicable to the Program. The summary does not reflect any provisions of the income tax laws of any state or local taxing jurisdiction. Because the tax consequences of events and transactions under the Program depend upon various factors, including an employee's own tax status, each employee who receives a grant or award under the Program should consult his or her own tax advisor with respect thereto.

Incentive Stock Options
- ----------------------

    Upon the grant of an incentive stock option, an optionee will not recognize any income. No income will be recognized by an optionee upon the exercise of an incentive stock option if the requirements of the Program and the Internal Revenue of 1986, as amended (the "Code") are met, including, without limitation, the requirement that the optionee remain an employee of the Company during the period beginning on the date of the grant of the incentive stock option and ending on the day three months (up to one year in the discretion of the Program Administrators if the optionee becomes disabled) before the date the incentive stock option is exercised.

    The federal income tax consequences of a subsequent disposition of shares of Common Stock acquired upon the exercise of an incentive stock option will depend upon when the disposition occurs and the type of disposition.

    If such shares are disposed of by the optionee more than two years after the date of grant of the incentive stock option, and more than one year after such shares are transferred to the optionee, any gain or loss realized upon such disposition will be characterized as long-term capital gain or loss, and the Company will not be entitled to any income tax deduction in respect of the incentive stock option or its exercise.

    If such shares are disposed of by the optionee within two years after the date of grant of incentive stock option, and more than one year after such shares are transferred to the optionee (a "disqualifying disposition") and the disqualifying disposition is a taxable disposition, the excess, if any, of the amount realized (up to the fair market value of such shares on the exercise date) over the option price will be compensation taxable to the optionee as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code) equal to the amount of ordinary income recognized by the optionee. If the amount realized by the optionee upon such disqualifying disposition exceeds the fair market value of such shares on the exercise date, the excess will be characterized as short-term capital gain. If the option price exceeds the amount realized upon such disqualifying disposition, the difference will be characterized as short-term capital loss.

    If the disqualifying disposition is a non-taxable disposition (for example, a gift or a sale to a related person), the excess, if any, of the fair market value of such shares on the exercise date over the option price will be compensation taxable as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code) equal to the amount of ordinary income recognized by the optionee.

    If an optionee has not remained an employee of the Company during the period beginning on the date of the grant of an incentive stock option and ending on the day three months (up to one year in the discretion of the Program Administrators if the optionee becomes disabled) before the date the incentive stock option is exercised, the exercise of such option will be treated as the exercise of a non-qualified stock option with the tax consequences described below.

Non-qualified Stock Options
- --------------------------

    Upon the grant of a non-qualified stock option, an optionee will not recognize any income. At the time a non-qualified stock option is exercised, the optionee will recognize compensation taxable as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code) in an amount equal to the difference between the fair market value on the exercise date of the shares of Common Stock acquired pursuant to such exercise and the option price. Upon a subsequent disposition of such shares, the optionee will realize long-term or short-term capital gain or loss, depending on the holding period of such shares. For purposes of determining the amount of such gain or loss, the optionee's tax basis in such shares will be the sum of the option price and the amount of ordinary income recognized upon exercise. In order for any such gain or loss to qualify as long-term capital gain or loss, the shares must be held for more than one year measured from the exercise date.

Effect of Share for Share Exercise
- -------------------------------

    If an optionee elects to tender shares of Common Stock in partial or full payment of the option price for shares to be acquired upon the exercise of a non-qualified stock option, the optionee will not recognize any gain or loss on such tendered shares. The number of shares of Common Stock received by the optionee upon any such exercise that are equal in number to the number of tendered shares would retain the tax basis and the holding period of the tendered shares for capital gain or loss purposes. The optionee will recognize compensation taxable as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code), in an amount equal to the fair market value of the number of shares received by the optionee upon such exercise that is in excess of the number of tendered shares, less any cash paid by the optionee. The fair market value of such excess number of shares would then become the tax basis for those shares and the holding period of such shares for capital gain or loss purposes will begin on the exercise date. If the tendered shares were previously acquired upon the exercise of an incentive stock option, the shares of Common Stock received by the optionee upon the exercise of the non-qualified stock option that are equal in number to the number of tendered shares will be treated as shares of Common Stock acquired upon the exercise of such incentive stock option.

    Except as discussed in the following paragraph, if an optionee elects to tender shares of Common Stock in partial or full payment of the option price for shares to be acquired upon the exercise of an incentive stock option, the optionee will not recognize any gain or loss on such tendered shares. No income will be recognized by the optionee in respect of the shares received by the optionee upon the exercise of the incentive stock option if, as previously stated, the requirements of the Program and the Code are met. The Internal Revenue Service has not yet issued final regulations with respect to a determination of the basis and the holding period of the shares acquired upon such an exercise. Regulations proposed by the Internal Revenue Service provide that for all shares of Common Stock acquired upon such an exercise, the requisite two year and one year holding periods for stock acquired upon exercise of an incentive stock option (described above) must be satisfied, regardless of the holding period applicable to the tendered shares. However, the tax basis (and holding period for all other federal income tax purposes) of the tendered shares will carry over to the same number of shares acquired upon the exercise. The number of shares acquired which is in excess of the number of tendered shares will have a tax basis of zero and a holding period for all purposes beginning on the date of exercise. Any subsequent disqualifying disposition will be deemed first to have been a disposition of the shares with a tax basis of zero, and then to have been a disposition of the shares with a carry over tax basis. For purposes of determining the amount of compensation taxable to the optionee upon a subsequent disqualifying disposition, the option price of the shares with a tax basis of zero will be deemed to be zero, and the option price of the shares with a carry over basis will be deemed to be the fair market value of the shares on the exercise date.

    If an optionee elects to tender shares of Common Stock that were previously acquired upon the exercise of an incentive stock option in partial or full payment of the option price for shares to be acquired upon the exercise of another incentive stock option, and such exercise occurs within two years of the date of grant of such incentive stock option, or within one year after such tendered shares were transferred to the optionee, the tender of such shares will be a taxable disqualifying disposition with the tax consequences described above regarding the disposition within two years of the date of grant of an incentive stock option, or within one year after shares were acquired upon the exercise of incentive stock options. The shares of Common Stock acquired upon such exercise will be treated as shares of Common Stock acquired upon the exercise of an incentive stock option and the holding period of such shares for all purposes will begin on the exercise date.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    Table I below sets forth the total benefits payable to the Chief Executive Officer as the sole participant in the Supplemental Executive Retirement Plan (the "SERP"). Amounts shown in Table I represent the annual benefits to which the Chief Executive Officer is entitled under the SERP. The amounts listed in Table I are not currently subject to any deductions for social security or other offset amounts.

                                    TABLE I

                                                                           YEARS OF SERVICE
                                                         -----------------------------------------------------
REMUNERATION($)                                              5         10         15         20         25
- -------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
 950,000...............................................    237,500    475,000    475,000    475,000    475,000
 975,000...............................................    243,750    487,500    487,500    487,500    487,500
1,000,000..............................................    250,000    500,000    500,000    500,000    500,000
1,025,000..............................................    256,250    512,500    512,500    512,500    512,500
1,075,000..............................................    268,750    537,500    537,500    537,500    537,500
1,100,000..............................................    275,000    550,000    550,000    550,000    550,000
1,125,000..............................................    281,250    562,500    562,500    562,500    562,500
1,150,000..............................................    287,500    575,000    575,000    575,000    575,000
1,175,000..............................................    293,750    587,500    587,500    587,500    587,500

    The SERP, which went into effect on November 30, 1994, is a defined benefit plan that covers only the Chief Executive Officer of the Company. The SERP provides a monthly supplemental retirement benefit (the "SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 50% and (b) the Chief Executive Officer's final annual compensation, as determined under the SERP. The Chief Executive Officer will become vested in accrued SRB, upon the latter of (a) the attainment of age 45 and (b) the completion of ten years of service after the effective date of the plan, and if a Change of Control (as defined in the SERP) occurs, the Chief Executive Officer will become fully vested in the SRB.

    The SRB is payable upon the later of the Chief Executive Officer's normal retirement date, the date on which the Chief Executive Officer attains age 55, or the Chief Executive Officer's termination of employment. Alternatively, the Chief Executive Officer may elect to commence receiving the SRB upon the later of the Chief Executive Officer's early retirement date, the date on which the Chief Executive Officer attains age 45, or the Chief Executive Officer's termination of employment. In the event of an early retirement election, the SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Chief Executive Officer is less than age 55.

    The SRB payments shall be made for no less than 15 years after the date on which the Chief Executive Officer begins to receive payments. If the Chief Executive Officer dies after the Chief Executive Officer becomes vested and prior to the date on which the Chief Executive Officer begins to receive SRB payments, the Company shall pay a survivors benefit to the Chief Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Chief Executive Officer had commenced receiving the SRB at age 55 in the form of a joint and 50% survivor annuity. The Company shall have no duty whatsoever to set aside or invest any amounts under or in respect of the SERP. As of June 15, 1996, Frank J. Fertitta III has two years of credited service under the SERP.

SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN

    Table II below sets forth the total benefits payable to Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors to participate in the Company's Supplemental Management Retirement Plan (the "SMRP"). Amounts shown in Table II represent the annual benefits to which the covered Executive Officers are entitled under the SMRP and are not currently subject to any deductions for social security or other offset amounts.

                                    TABLE II

                                                                             YEARS OF SERVICE
                                                           -----------------------------------------------------
REMUNERATION($)                                                5         10         15         20         25
- ---------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
300,000..................................................     37,500    120,000    120,000    120,000    120,000
350,000..................................................     43,750    140,000    140,000    140,000    140,000
400,000..................................................     50,000    160,000    160,000    160,000    160,000
450,000..................................................     56,250    180,000    180,000    180,000    180,000
500,000..................................................     62,500    200,000    200,000    200,000    200,000

    The SMRP, which went into effect on November 30, 1994, is a defined benefit plan for the Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Company's Board of Directors.
The SMRP provides a monthly supplemental retirement benefit (the "SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 40% and (b) the Executive Officer's final annual compensation, as determined under the SMRP. The Executive Officer will become vested in the accrued SRB, upon the latter of (a) the attainment of age 55 and (b) the completion of ten years of service after the effective date of the plan, and if a Change of Control (as defined in the SMRP) occurs, the Executive Officer will become fully vested in the SRB.

    The SRB is payable upon the later of the Executive Officer's normal retirement date, the date on which the Executive Officer attains age 60, or the Executive Officer's termination of employment. Alternatively, the Executive Officer may elect to commence receiving the SRB upon the later of the Executive Officer's early retirement date, the date on which the Executive Officer attains age 55, or the Executive Officer's termination of employment. In the event of an early retirement election, the SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Executive Officer is less than age 60.

    The SRB payments shall be made for no less than 15 years after the date on which the Executive Officer begins to receive payments. If the Executive Officer dies after becoming vested and prior to the date on which the Executive Officer begins to receive SRB payments, the Company shall pay a survivor's benefit to the Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Executive Officer had commenced receiving the SRB at age 60 in the form of a joint and 50% survivor annuity. The Company shall have no duty whatsoever to set aside or invest any amounts under or in respect of the SMRP. As of June 15, 1996, Messrs. Joseph J. Canfora, Glenn C. Christenson, Scott M. Nielson and Blake L. Sartini have two years of service credited under the SMRP.

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

    The Deferred Compensation Plan For Executives (the "DCPE"), in effect as of November 30, 1994, is a deferred compensation plan for Executive Officers whose base salaries are at a rate in excess of the amount specified in Section 401(a)(17) of the Code, and who are selected for participation by the Human Resources Committee of the Board of Directors. Executive Officers may defer up to 50% of their regular base salary and 100% of any special and/or discretionary bonuses. The Company has agreed to match 100% of the first 10% of any base salary and bonus deferred under the plan, pursuant to retroactive modifications of the DCPE adopted by the Company on March 15, 1996. Additionally, the Company may, in its sole discretion, credit supplemental contributions to an Executive Officer's account. Earnings on deferrals shall equal the greater of (i) the annual return on the Company's

Common Stock or (ii) an instrument paying 4% interest per annum. Each participant's deferred compensation account will be adjusted at the end of the plan year to reflect earnings and the account balance will be reinvested for the next plan year. An Executive Officer's accrued balance in a deferred compensation account shall be fully vested at all times. Matching and supplemental contributions shall be fully vested after five years of continuous service. If a Change in Control (as defined in the DCPE) occurs, the Executive Officer's accrued balance in the Matching Contributions Account and the Supplemental Contributions Account (both as defined in the DCPE) become fully vested as of the date of any such Change in Control. Vested accrued balances shall be paid in cash in one lump sum payment within 15 days of the termination of employment. If the Executive Officer is terminated for any reason (other than death) prior to completion of five years of continuous service, any accrued balance existing under the matching and supplemental accounts is forfeited. Hardship distributions are permitted under the plan in the event of an unforeseeable emergency, and will be limited to the amount shown to be necessary to meet the emergency.

SPECIAL LONG-TERM DISABILITY PLAN

    The Special Long-Term Disability Plan provides disability benefits to equal a combined monthly benefit amount of 66% of the average of base salary plus bonus for the two plan years immediately preceding (but not including) the plan year in which the participant's employment is terminated due to disability divided by twelve; provided, however, that the monthly benefit will be reduced by any benefit the participant receives from all other Company sponsored disability plans, if any. Benefits begin on the first day of the second month succeeding the month in which the participant's termination of employment due to disability occurs. Individuals eligible to participate in the Plan consist of the Executive Officers as chosen by the Human Resources Committee of the Board of Directors from key executives nominated by the Chief Executive Officer. The Human Resources Committee may, in its sole discretion, terminate the participation of any participant prior to the disability of such participant. Current participants are Messrs. Frank J. Fertitta III, Joseph J. Canfora, Glenn
C. Christenson, Scott M. Nielson and Blake L. Sartini . The Company is currently self-insured as to these long-term disability benefits.

LONG-TERM STAY-ON PERFORMANCE INCENTIVE PLAN

    The Long-Term Stay-On Performance Incentive Plan is a plan that will pay $1,000,000 to each of Messrs. Canfora, Christenson, Nielson and Sartini for continuous employment by all four Executive Officers through March 31, 2001. Failure by any such Executive Officer, for any reason, to complete the length of service specified will result in the forfeiture of such Executive Officers' award and will reduce each of the remaining three Executive Officers' awards by 25%. The award will be issued on April 1, 2001 in shares of the Company's Common Stock, valued at the award date, if available, or otherwise in cash. The award will be restricted from April 1, 2001 through April 1, 2004 (the "Restriction Period"). Each Executive Officer must continue in employment during the Restriction Period to receive the full amount of his award. The award becomes unrestricted as follows: (1) 50% of the total number of shares on April 1, 2003 and (2) 50% of the total number of shares on April 1, 2004. Termination of employment, for any reason during the Restriction Period, will result in forfeiture of any remaining restricted shares of the Company.

SPLIT-DOLLAR INSURANCE PROGRAM

    In August 1995, split-dollar life insurance agreements were entered into for the Chief Executive Officer and the Executive Officers whereby the Company will pay the premiums for such life insurance policies and the Company will have an interest in the insurance benefits equal to the amount of unreimbursed premiums it has paid, with the balance payable to the beneficiary as named by the Executive Officer. The face value of each Executive Officer's individual policy and second-to-die policy is as follows: $10 million and $30 million for Mr. Fertitta, $5 million and $4 million for Mr. Canfora, $7 million and $0 for Mr. Christenson, $7 million and $0 for Mr. Nielson and $5 million and $10 million for Mr. Sartini.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Amended and Restated Articles of Incorporation eliminate liability of its directors and officers for breach of fiduciary duty as director and officer, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.

    Section 78.751 of Chapter 78 of the Nevada Revised Statutes and the Company's Restated Bylaws contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Restated Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorneys' fees', judgments, fines and amounts paid in settlement.

    The Company's Restated Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

    The Company has entered into indemnification agreements (the "Indemnification Agreements") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law for an indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law; and
(ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

                      REPORT ON EXECUTIVE COMPENSATION (1)

    This report is provided by the Human Resources Committee of the Board of Directors to assist stockholders in understanding the Company's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer and other executive officers. The Human Resources Committee is responsible for (i) reviewing and approving all elements of the total compensation program for the Company, (ii) aligning the total compensation program with the Company's business strategy and (iii) assuring stockholders that the pay delivery programs are effective, responsible, and competitive when compared to similarly situated organizations.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND OBJECTIVES

    The Human Resources Committee's primary objectives in setting compensation policies is to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement its strategy. The Human Resources Committee believes that the Company will continue to experience significant growth and that the management team that will best foster and manage such growth is one that is comprised of highly talented, motivated individuals with a long-term vision for the Company. Thus, it is the Human Resources Committee's belief that the Company's future success lies in its ability to recruit and retain individuals with these qualities and skills that will enable them to manage a business much larger than the Company is today. The Human Resources Committee also seeks to align the financial interest of the Company's executives with that of its stockholders and the Human Resources Committee believes to achieve this goal a significant portion of its executives' compensation should be "at risk" and tied to the achievement of annual and long-term corporate performance criteria. The Human Resources Committee has retained an outside consultant to assist with the design, implementation, and communication of its compensation program.

BASE SALARY

    Base salaries are reviewed annually and may be adjusted based on an evaluation of the executive's performance in conjunction with a review of compensation normally received by other individuals holding similar positions at other organizations with similar revenues and scope of business. For fiscal 1996 the Human Resources Committee has identified a group of fifteen similar casino and gaming companies that it believes are the Company's competition for executive level employees. Due to the limited availability of information, the group of fifteen similar casino and gaming companies identified by the Human Resources Committee is a different group of companies from that used to create the stock performance graph. As part of its strategy to attract and retain high quality executive employees, the Human Resources Committee has established a policy to pay executive base salaries between the 50th and 75th percentile of the range of the base salaries paid by the fifteen similar casino and gaming companies. Actual salaries are determined based upon an assessment of the individual's contribution and value to the organization and the competitive market for that position as reflected by the base salaries paid by the fifteen similar casino and gaming companies.

ANNUAL INCENTIVES

    The Human Resources Committee also believes that executive compensation should also be dependent upon the performance of the Company. To create incentives for superior performance and to allow executives to share in the success of the Company, the Human Resources Committee makes a portion of an executive's compensation dependent upon the annual and long-term performance of the Company.

    Annual incentive awards for fiscal year 1996 performance were based upon the Company's performance and assessments of the individual executive's contribution to the success of the Company

- ------------------------
(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the Report on Executive Compensation shall not be incorporated by reference in any such filings.

during fiscal year 1996. The Human Resources Committee targets total cash compensation paid to the Company's executives to be between the 50th and 75th percentile of that paid by its competitors for executive level employees. Actual annual incentive payouts are adjusted for the Company's performance and the individual's contribution during the performance period.

    Executives participate in an annual incentive plan administered by the Human Resources Committee that was implemented on April 1, 1994. This plan makes a portion of the participant's compensation dependent upon the annual performance of the Company and also has a component to reward the individual for superior performance. The purpose of this plan is to focus each executive on the attainment of financial objectives that the Human Resources Committee believes are primary determinants of the Company's share price over time. Each year, specific cash flow and earnings per share goals are approved by the Human Resources Committee under the plan. To ensure that the award amounts under the plan are competitive, target award amounts are set at the beginning of each performance period for each executive based upon the 50th percentile of comparable award amounts paid by the Company's competitors for executive employees. The amount of the target award is determined by comparison of actual cash flow and earnings per share versus the goal cash flow and earnings per share. The actual award amount may vary from zero to one and a half times the targeted award amount. The Human Resources Committee has retained discretion to change the actual award up to 50% of the executive's target, positively or negatively, based on individual performance.

LONG-TERM INCENTIVES

    The Company has provided stock-based incentives to its officers since its inception. The Human Resources Committee believes that the Company's executives should have a stake in the long-term success of the business, and that the Company's executives should have a considerable portion of their total compensation paid in stock, to give the executive a long-term stake in the business and to align the executive's interests with those of the Company's stockholders. These grants of stock options and restricted stock align the executive's interests with the shareholder's interests as the size of the executive's reward is dependent on the Company's stock performance. Grants made to the Company's executives approximate the 75th percentile of expected grant values for those companies that the Human Resources Committee has identified as the Company's competition for executive level employees, with the value of any awards estimated using the Black-Scholes valuation model. Awards have generally been granted with a vesting schedule of 25% of the award vesting on the date of grant and 15% on each anniversary date until fully vested, or a vesting schedule of 20% of the award each anniversary from the date of grant until fully vested.

OTHER EXECUTIVE PROGRAMS

    The Company also maintains certain executive benefits and perquisites that are considered necessary to offer fully competitive opportunities to its executives. These include, but are not limited to, supplemental retirement arrangements, employment agreements, and change in control contracts. The details of these programs are explained under the "Executive Compensation" section of this proxy statement.

1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    These same philosophies described above for each executive position were used by the Human Resources Committee to determine the compensation for the Chairman of the Board, President, and Chief Executive Officer, Mr. Frank J. Fertitta III.

THE CHIEF EXECUTIVE OFFICER'S 1996 BASE SALARY

    The Human Resources Committee established Mr. Fertitta's annual base salary for the fiscal year 1996 based upon a review of compensation by those fifteen casino and gaming companies identified as having similar revenues and scope of operations together with an evaluation of the Company's results in fiscal year 1995. As of June 1, 1996 and retroactive to April 1, 1996, Mr. Fertitta's salary was increased from $950,000 to $1,000,000. This salary adjustment represents less than a 6% increase which is less than increases generally made to the top executive at companies in the casino and gaming industry surveyed. Mr. Fertitta's base salary for fiscal 1996 was also increased at a lower rate than that of the fifteen casino and gaming companies reviewed because the Human Resources Committee believes that the primary role of the Chief Executive Officer is to create long-term stockholder value, and therefore, more of the Chief Executive Officer's salary should be tied to annual and long-term incentives.

THE CHIEF EXECUTIVE OFFICER'S 1996 ANNUAL INCENTIVE

    The annual incentive earned by the Chief Executive Officer for fiscal year 1996 performance was $350,000. This annual incentive award reflects the Company's performance and the Chief Executive Officer's individual contribution to the Company as evaluated by the Human Resources Committee for the year.

CERTAIN EXECUTIVE OFFICER'S 1996 LONG-TERM INCENTIVE

    After an analysis with Towers Perrin, the Human Resource Committee's outside compensation consultant, the Committee concluded that long-term incentive compensation for the Chief Executive Officer and the President-Nevada Operations of the Company was not comparable to other executives with similar responsibilities in the industry. In keeping with the Committee's belief that the primary role of the Executive Officers is to create long-term shareholder value, the Committee, working with Towers Perrin, designed a new option grant specifically intended to align the incentives of the Chief Executive Officer and the President -- Nevada Operations with interests of shareholders and to provide the maximum incentive to each of them for maximizing long-term value. As a result on May 21, 1996, 1,000,000 performance based options were granted to Mr. Fertitta and 400,000 performance based options were granted to Mr. Sartini, subject to shareholder approval of the increase in the size of the Program (as defined below). The number of options was determined after review of the percentage of option pools devoted to executive officers with similar responsibilities for comparable companies.

    The options exercise price is $14.625 per share, the closing price of the shares on the date of grant. The options vest in increments of 20% each time the publicly traded per share price has increased 12% from the $14.625 per share exercise prices. The Human Resource Committee believes this vesting mechanism provides a situation where the such Executive Officers are only rewarded for achieving substantial positive results for the shareholders.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

    The Omnibus Budget Reconciliation Act of 1993 (the "Act") prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million annually, effective for compensation paid after 1993. The Human Resources Committee believes that there will be little if any impact from this limitation to the Company in fiscal 1996 due to various exceptions to the $1 million limitation but has recommended changes to the Stock Compensation Program that would address the future impact of the Act which changes are set forth in Item III of this Proxy Statement.

    The Human Resources Committee believes that the Company's other compensation programs which will result in amounts of compensation in fiscal year 1996 will either qualify for exceptions to the $1 million limit or that in the aggregate such amounts of compensation will not significantly exceed $1 million for each executive.

                                          Respectfully Submitted,

                                          Station Casinos, Inc.
                                          Human Resources Committee

                                          R. Hal Dean, Chairman
                                          Lowell H. Lebermann, Jr.

                          STOCK PERFORMANCE GRAPH (2)

    The graph below compares the cumulative total stockholder return of the Company, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the cumulative total return of a peer group with comparable market capitalization consisting of Ameristar Casinos Inc., Argosy Gaming Corp., Aztar Corp., Boomtown, Inc., Boyd Gaming Corp., Casino America, Inc., Casino Magic Corp., Circus Circus Enterprises, Grand Casinos, Inc., Hollywood Casino Corp., Jackpot Enterprises, Inc., President Casinos, Inc., Primadonna Resorts, Inc., Rio Hotel & Casino, Inc. and Showboat, Inc. The performance graph assumes that $100 was invested on May 25, 1993 (the date of the Company's initial public offering) in each of the Company's Common Stock, common stock of the selected peer group, and the S&P 500. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

                COMPARISON OF 34 MONTH CUMULATIVE TOTAL RETURN*
        AMONG STATION CASINOS, INC., THE S&P 500 INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             STATION CASINOS, INC.      PEER GROUP      S & P 500
5/25/93                          100              100          100
3/94                              88               80          102
3/95                              58               66          117
3/96                              58               64          155

*$100 INVESTED  ON  05/26/93 IN  STOCK  OR ON  04/30/93  IN INDEX  --  INCLUDING
 REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.

- ------------------------
(2) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, this Performance Graph shall not be incorporated by reference in any such filings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BOULDER STATION LEASE

    In June 1993, Boulder Station, Inc. ("Boulder Station") entered into a ground lease for a 27-acre parcel with KB Enterprises, Inc. ("KBE"). KBE is a wholly-owned subsidiary of the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust dated June 17, 1989 (the "Fertitta Trust"). Frank J. Fertitta is the father of Frank J. Fertitta III who is Chairman of the Board and Chief Executive Officer. The lease has a term of 65 years with monthly payments of $125,000 through June 1998. In June 1998, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then-prevailing annual rate of return for comparably situated property or (ii) 8% per year. The rent will be further adjusted in June 2003 and every ten years thereafter by a cost of living factor. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, Boulder Station has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The Company believes that the terms of the acquisition and the ground lease are as fair to the Company as could be obtained from an independent third party.

TEXAS STATION LEASE

    In June 1995, Texas Station, Inc. ("Texas Station") entered into a ground lease for a 47-acre parcel with the Fertitta Trust. The lease has a term of 65 years with monthly rental payments of $150,000 until July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then-prevailing annual rate of return for comparably situated property or (ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company will have an option, exercisable at five-year intervals, to purchase the land at fair market value. The Company believes that the terms of the acquisition and the ground lease are as fair to the Company as could be obtained from an independent third party.

MCNABB/MCNABB/DESOTO/SALTER & CO.

    The Company employs McNabb/McNabb/DeSoto/Salter & Co. ("MMDS") from time to time to provide advertising and marketing research services. Frank J. Fertitta III, Blake L. and Delise F. Sartini and Lorenzo J. Fertitta collectively own a 50% interest in MMDS. The Company paid MMDS an aggregate of approximately $17.4 million for its services and services it procured on behalf of the Company in the fiscal year ended March 31, 1996. The Company believes that the terms of the transactions with MMDS were as fair to the Company as could have been obtained from an independent third party.

GORDON BIERSCH BREWING COMPANY

    The Company owns a 50.001% interest in Town Center Amusements, Inc., a Nevada limited liability company, doing business as Barley's Casino & Brewing Company ("Barley's"), which operates a casino and brew pub located in southeast Las Vegas. Barley's commenced operations in January 1996. Barley's has entered into a consulting agreement with Gordon Biersch Brewing Company ("Gordon Biersch"). Frank J. Fertitta III, Blake L. and Delise F. Sartini and Lorenzo J. Fertitta collectively own a 17% interest in Gordon Biersch. The Fertitta Trust owns another 23% interest and trusts for the children of the above named individuals collectively own an 8.6% interest in Gordon Biersch. The consulting agreement requires Barley's to pay Gordon Biersch $25 for each barrel of beer brewed, and to reimburse Gordon Biersch for the brewer's salary and other related costs. Barley's paid Gordon Biersch approximately $20,000 during the fiscal year ended March 31, 1996. The Company believes the terms of the transactions with Gordon Biersch were as fair to the Company as could have been obtained from an independent third party.

HANGAR LEASE

    The Company, through its subsidiary, Palace Station Hotel & Casino ("Palace Station"), rented an aircraft hangar facility, which is owned by the Fertitta Trust, at a rental rate of $5,400 per month, plus reimbursement of certain expenses paid on behalf of Palace Station. This lease was terminated by the Company as of May 1, 1996. The Company believes that such terms were as fair to Palace Station as could be obtained from an independent third party.

                                    ITEM II
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Arthur Andersen LLP to serve as the Company's independent public accountants to audit the financial statements of the Company for the 1997 fiscal year. Arthur Andersen LLP served as the Company's independent public accountants during the 1996 and 1995 fiscal years. A representative of Arthur Andersen LLP will attend the Annual Meeting, will be given an opportunity to make a statement and will be available to answer appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1997.

    Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the selected accountants.

                                    ITEM III
                       APPROVAL OF THE PROPOSAL TO AMEND
                         THE STOCK COMPENSATION PROGRAM

    The Board of Directors has proposed to amend Article 3 of the Company's Stock Compensation Program (the "Program") to increase the maximum aggregate number of shares of the Company's Common Stock subject to the Program from 3,517,500 to 6,307,000. The proposed amendment to the Program reads as follows:

        "Article  3.   MAXIMUM NUMBER  OF SHARES  SUBJECT TO  THE PROGRAM.   The
    maximum aggregate number of shares of Common Stock subject to the Program shall be 6,307,000 shares."

    The Board of Directors believes that the Company's executives and key employees should have a stake in the long-term success of the business of the Company and, accordingly, that a considerable portion of their total compensation should be paid in stock. The Board of Directors is proposing increasing the percentage of the Company's shares of Common Stock available for issuance under the Program from 10% of the outstanding Common Stock and Common Stock issuable on conversion of the Company's $3.50 Convertible Preferred Stock, the Company's current practice, to approximately 15% of such stock. The
Company's consultants, Towers Perrin, have informed the Company that 15% is comparable to the 75th percentile reserved in the gaming industry, which is consistent with the Human Resource Committee's philosophy to grant long-term incentive compensation at the 75th percentile. In April 1996, the Company completed a public offering of 2,070,000 shares of its $3.50 Convertible Preferred Stock and the underlying Common Stock issuable upon conversion of such preferred stock (initially at a rate of 3.2573 shares of Common Stock for each share of $3.50 Convertible Preferred Stock). Consequently, the Board of Directors is proposing to increase the maximum number of shares issuable under the Program to 6,307,000 or approximately 15% of the aggregate of the currently outstanding Common Stock and the Common Stock issuable upon conversion of the Company's outstanding $3.50 Convertible Preferred Stock.

    The Board of Directors has also proposed to amend Articles 1 and 14 of the Program and Article 9 of the Restricted Share Plan portion of the Program to permit the Board or The Human Resources

Committee to make performance based compensation grants under the Program in accordance with Section 162(m) of the Internal Revenue Code. The proposed amendments to the Program read as follows:

    1.  The Program is proposed to be amended by adding to the first sentence of
Article 1 of the General Provisions thereof an additional provision to read as follows:

        "; PROVIDED, FURTHER, HOWEVER, that the Committee may be comprised solely of two or more "outside directors" within the meaning of Code Section 162(m) and the regulations thereunder, as amended from time to time, ("Code
    Section 162(m)") to effect grants that are intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m)."

    2. The Program is proposed to be amended by adding to the General Provisions thereof a new Article 14 to read as follows:

        "Article 14. MAXIMUM NUMBER OF OPTIONS GRANTED IN ANY CALENDAR YEAR. Notwithstanding any other provision of the Program, the number of shares of Common Stock underlying Incentive Options and Nonqualified Options granted under the Incentive Plan and the Non-qualified Plan of the Program, respectively, in any calendar year to any individual participating in the Program shall not exceed the maximum number of shares issuable under the Program."

    3. The Program is proposed to be amended by adding to the Company's Restricted Share Plan a new Section 9 to read as follows:

        "Section 9. PERFORMANCE-BASED RESTRICTED SHARES. The Committee may also grant Restricted Shares that are subject to a risk of forfeiture if specified performance criteria are not met within a specified period ("Performance-Based Restricted Shares"). Performance-Based Restricted Shares shall be forfeited unless preestablished performance criteria specified by the Committee are met during the applicable restriction period. Performance-Based Restricted Shares subject to performance criteria are intended to be "qualified performance-based compensation" within the meaning of Code Section 162(m) and shall be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of Code Section 162(m). Until otherwise determined by the Committee, Performance-Based Restricted Shares shall become nonforfeitable upon the attainment of one or more preestablished levels of net income, earnings per share, total shareholder return, return on equity employed or cash flow. The payout of any Performance-Based Restricted Shares to any individual may be reduced, but not increased, based on the degree of attainment of the performance criteria or otherwise at the discretion of the Committee. Subject to adjustment under Section 8 of this Plan, all individuals in the aggregate may not receive in any calendar year Performance-Based Restricted Shares exceeding, in the aggregate, 1,000,000 shares of Common Stock and any one individual may not receive in any calendar year Performance-Based Restricted Shares exceeding 500,000 shares of Common Stock."

    The provisions of Section 162(m) of the Internal Revenue Code eliminate the Company's tax deduction for certain employee compensation in excess of $1 million to the extent it is not "performance-based compensation." The Board of Directors believes the foregoing amendments to the Program will give the Company, flexibility to retain such deduction by permitting the grant of performance based compensation.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENTS TO THE STOCK COMPENSATION PROGRAM.

    Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the proposed amendments.

    The Company will file a registration statement with respect to the additional options promptly after approval of the amendment is received.

    On July 8, 1996, the last sale price of the Company's common stock was $12.50.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the proxy will vote the proxies according to their best judgment.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting must be received by the Company at its offices at 2411 West Sahara Avenue, Las Vegas, Nevada 89102 not later than March 18, 1997.

                                 ANNUAL REPORT

    The Annual Report to Stockholders for fiscal 1996 accompanies this proxy statement. Stockholders may obtain a copy of this report without charge by writing to the Secretary of the Company.

                             STATION CASINOS, INC.
                           STOCK COMPENSATION PROGRAM

                                FIRST AMENDMENT

    THIS FIRST AMENDMENT, effective as of July 1, 1996, to the Station Casinos, Inc. Stock Compensation Program (the "Program") has been made and adopted by Station Casinos, Inc. (the "Company") pursuant to a resolution of its Board of Directors (the "Board") made at its July 16, 1996 meeting.

    WHEREAS, the Company, effective May 21, 1993, established the Program for the benefit of key individuals of the Company and its shareholders who will be or are responsible for the future growth of the Company;

    WHEREAS, the Board or a committee appointed by the Board (the "Committee"), subject to certain limitations, has reserved the right to amend the Program at any time and from time to time;

    WHEREAS, the Program permits the Board or the Committee to grant to key individuals (i) stock options qualifying as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) stock options not qualifying as "incentive stock options" within the meaning of Code Section 422, and (iii) restricted shares; and

    WHEREAS, Code Section 162(m) and the regulations thereunder provide that the Company shall not be entitled to a tax deduction for certain employee compensation in excess of $1,000,000 to the extent such compensation is not "performance-based compensation";

    NOW, THEREFORE, the Board has determined that the Program shall be, and it hereby is, amended as follows:

    1. The Program is amended by adding to the first sentence of Article 1 of the General Provisions thereof an additional proviso to read as follows:

        "; PROVIDED, FURTHER, HOWEVER, that the Committee may be comprised solely of two or more "outside directors" within the meaning of Code Section 162(m) and the regulations thereunder, as amended from time to time, ("Code
    Section 162(m)") to effect grants which are intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m)."

    2.  The Program is amended by adding to the General Provisions thereof a new
Article 14 to read as follows:

        "Article 14. MAXIMUM NUMBER OF OPTIONS GRANTED IN ANY CALENDAR YEAR. Notwithstanding any other provision of the Program, the number of shares of Common Stock underlying Incentive Options and Nonqualified Options granted under the Incentive Plan and the Nonqualified Plan of the Program, respectively, in any calendar year to any individual participating in the Program shall not exceed the maximum number of shares issuable under the Program."

    3. The Program is amended by adding to the Company's Restricted Share Plan a new Section 9 to read as follows:

        "Section 9. PERFORMANCE-BASED RESTRICTED SHARES. The Committee may also grant Restricted Shares that are subject to a risk of forfeiture if specified performance criteria are not met within a specified period ("Performance-Based Restricted Shares"). Performance-Based Restricted Shares shall be forfeited unless preestablished performance criteria specified by the Committee are met during the applicable restriction period. Performance-Based Restricted Shares subject to performance criteria are intended to be "qualified performance-based compensation" within the meaning of Code Section 162(m) and shall be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of

    Code Section 162(m). Until otherwise determined by the Committee, Performance-Based Restricted Shares shall become nonforfeitable upon the attainment of preestablished levels of net income, market price per share, return on equity employed or cash flow. The payout of any Performance-Based Restricted Shares to any individual may be reduced, but not increased, based on the degree of attainment of the performance criteria or otherwise at the discretion of the Committee. Subject to adjustment under Section 8 of this Plan, all individuals in the aggregate may not receive in any calendar year Performance-Based Restricted Shares exceeding, in the aggregate, 1,000,000 shares of Common Stock and any one individual may not receive in any calendar year Performance-Based Restricted Shares exceeding 500,000 shares of Common Stock."

    4. The Program is amended by deleting the first sentence of Article 3 thereof and adding a new first sentence to read as follows:

        "The maximum aggregate number of shares of Common Stock subject to the Program shall be 6,307,000 shares."

    5. Except as expressly amended by this First Amendment the terms and provisions of the Program shall remain in effect as approved by the shareholders of the Company on May 21, 1993.

    IN WITNESS  WHEREOF, the  Company  has caused  this  First Amendment  to  be
executed this     day of July, 1996.

                                          Station Casinos, Inc.

                                          By:
                                             -----------------------------------

                             STATION CASINOS, INC.
                2411 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89102

    The undersigned hereby appoints FRANK J. FERTITTA, III and SCOTT M. NIELSON, and each of them, proxies each with full power of substitution, to vote all stock of the undersigned at the annual meeting of stockholders of Station Casinos, Inc. (the "Company") to be held August 20, 1996 at 10:00 a.m. local time at the Palace Station Hotel & Casino, 2411 West Sahara Avenue, Las Vegas, Nevada and/or at any adjournment of the annual meeting, in the manner indicated below, all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the meeting, receipt of which is hereby acknowledged.

    THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS INDICATED BELOW:
(1) Election of Directors.

/ /   FOR  all nominees  listed  below  /  /  WITHHOLD AUTHORITY to vote for all
   (except as marked  to the  contrary     nominees listed below.
   below).

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

        Frank J. Fertitta III, Lorenzo J. Fertitta and Delise F. Sertini

(2) To  ratify  the  appointment  of  Arthur  Andersen  LLP  as  the   Company's
    independent accountants for the Company's 1997 Fiscal
    Year.                          / / FOR        / / AGAINST        / / ABSTAIN

(3) To approve a proposed amendment to the Company's Stock Compensation Program, increasing the maximum aggregate number of shares of the Company's common stock subject to the Stock Compensation Program and to qualify the Stock Compensation Program for certain tax
    benefits.                      / / FOR        / / AGAINST        / / ABSTAIN

(4) To vote in their discretion on such other business as may properly come before the annual meeting or any adjournment thereof.

                          (CONTINUED ON REVERSE SIDE)

    UNLESS AUTHORITY TO VOTE THEREFORE IS WITHHELD IN THIS PROXY CARD, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE REELECTION OF THE THREE NOMINEES LISTED AND FOR EACH OF THE OTHER PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.
                              DATE _____________________________________________
                              SIGNATURE(S) _____________________________________

                              PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS TO THE LEFT AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, STATE YOUR FULL TITLE AND AUTHORITY WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER. IF SHARES ARE HELD JOINTLY, EACH STOCKHOLDER NAMED SHOULD SIGN.

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING--AUGUST 20,
                                      1996
    PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID
                                   ENVELOPE.